Exhibit 10.19
SECOND AMENDMENT TO
CREDIT AGREEMENT
     This Amendment is agreed to as of November 19, 2009, by and among First Interstate BancSystem, Inc., a Montana corporation (the “Borrower”), Wells Fargo Bank, National Association, a national banking association, in its capacity as administrative agent under the Credit Agreement described below (in such capacity, the “Administrative Agent”), and the other financial institutions party to the Credit Agreement described below (in such capacity, the “Lenders”).
     The Borrower, the Administrative Agent and the Lenders are parties to a Credit Agreement dated January 10, 2008 (together with all amendments, modifications and restatements thereof, the “Credit Agreement”).
     The parties wish to (i) eliminate the revolving line of credit under the Credit Agreement, (ii) modify certain financial covenants, and (iii) waive certain defaults under the Credit Agreement.
     ACCORDINGLY, in consideration of the mutual covenants contained in the Credit Agreement and herein, the parties hereby agree as follows:
     1. Definitions. All terms defined in the Credit Agreement that are not otherwise defined herein shall have the meanings given them in the Credit Agreement.
     2. Amendments. The Credit Agreement is hereby amended as follows:
     (a) The following definitions in Section 1.1 of the Credit Agreement are hereby amended in their entirety to read, respectively, as follows:
     “Adjusted Base Rate” means, at any time, the highest of (a) the Federal Funds Rate plus 150 basis points (1.50% per annum), (b) the Daily One-Month LIBO Rate plus 150 basis points (1.50% per annum), and (c) the Base Rate.
     “Level I,” “Level II,” “Level III,” “Level IV” and “Level V” each mean a Status, as determined in accordance with the definition of Margin.
     “Margin” means, with respect to computation of the applicable interest rate on Loans, the applicable increment set forth and described in the Pricing Grid, established as of the last day of each fiscal quarter according to the then-applicable Status. Any adjustment in the applicable Margin shall become effective 5 Business Days following receipt by the Administrative Agent of financial statements relating to the last day of such fiscal quarter pursuant to Section 5.1. If financial statements necessary to establish the appropriate Margin hereunder are not received by the Administrative Agent on or prior to the date required pursuant to Section 5.1, the applicable Margin shall be determined as if Level V Status were in effect and such Level V Status shall remain in effect until such time as the required financial statements are so received.
     “Maturity Date” means, (a) with respect to the Revolving Facility, the Revolving Commitment Termination Date, and (b) with respect to the Term Facility, December 31, 2010.

     “Non-Performing Loans” means, with respect to any Person, the sum of (i) all loans and leases classified as past due 90 days or more and still accruing interest; (ii) all loans and leases classified as “non-accrual” and no longer accruing interest; (iii) all loans and leases classified as “restructured loans and leases” ; and (iv) all other loans and leases classified as “non-performing” in accordance with applicable governing regulations or internal practice.
     “Primary Equity Capital” means, with respect to any Person, (i) the Equity Capital of such Person, plus (ii) such Person’s allowance for loan and lease losses, minus (iii) such Person’s aggregate goodwill and other intangible assets disallowed under regulatory capital requirements (as such requirements are in effect on the date hereof, without regard to any subsequent amendment of the regulations giving rise to such requirements), plus (iv) the amount of any deferred tax liability related to the amount of goodwill and other intangible assets disallowed under regulatory capital requirements and subtracted pursuant to the preceding clause (iii).
     “Revolving Commitment Termination Date” means November 19, 2009.
     “Status” means the financial condition of the Borrower and its Subsidiaries expressed as Level I, Level II, Level III, Level IV or Level V, each as determined in accordance with the definition of “Margin” herein.
     (b) The definition of “Commitment Fee” is hereby deleted from Section 1.1 of the Credit Agreement.
     (c) The following definition is hereby added to Section 1.1 of the Credit Agreement:
     “Daily One-Month LIBO Rate” means, for any day, a rate equal to the LIBO Base Rate for a LIBOR Loan with a one-month Interest Period commencing on that day. For the purposes of this definition, the LIBO Base Rate as of any day shall be determined using the LIBO Base Rate as otherwise determined by the Administrative Agent in accordance with the definition of “LIBO Base Rate” hereunder, except that (a) if the day is a Business Day, such determination shall be made on such day (rather than two Business Days prior to the commencement of an Interest Period), and (b) if the day is not a Business Day, the LIBO Base Rate for such day shall be the rate determined by the Administrative Agent pursuant to the preceding clause (a) for the most recent Business Day preceding such day.
     (d) The phrase, “1, 2, 3 or 6 months”, in the definition of “Interest Period” in Section 1.1 of the Credit Agreement is hereby deleted, and the phrase, “1, 3 or 6 months”, is substituted therefor.
     (e) Section 2.9 of the Credit Agreement is hereby amended in its entirety to read as follows:
Section 2.9 Computation of Interest and Fees.
Interest accruing on Floating Rate Loans shall be computed on the basis of the actual number of days elapsed in a year of 365 or 366 days, as the case may be.

Interest accruing on LIBOR Loans and all other amounts due hereunder shall be computed on the basis of the actual number of days elapsed in a year of 360 days.
     (f) Paragraph (a) of Section 2.10 of the Credit Agreement is hereby deleted, and the following is substituted therefor:
(a) [Reserved]
     (g) Section 5.9 of the Credit Agreement is hereby amended in its entirety to read as follows:
Section 5.9 Total Risk-Based Capital Ratio.
The Borrower will maintain the Total Risk-Based Capital Ratio of the Borrower and its Subsidiaries (determined on a consolidated basis) at not less than 11.75% as of each Covenant Compliance Date, and will cause each Bank Subsidiary to maintain its Total Risk-Based Capital Ratio at not less than 10% as of each Covenant Compliance Date.
     (h) Section 5.12 of the Credit Agreement is hereby amended in its entirety to read as follows:
Section 5.12 Allowance for Loan and Lease Losses.
The Borrower will maintain its allowance for loan and lease losses, determined for the Borrower and its Subsidiaries on a consolidated basis, at all times on or after September 30, 2009 in an amount not less than 60% of Non-Performing Loans.
     (i) Section 5.13 of the Credit Agreement is hereby amended in its entirety to read as follows:
Section 5.13 Minimum Return on Assets.
The Borrower will maintain its Return on Assets, determined as of each Covenant Compliance Date, at not less than the applicable percentage set forth below opposite the period in which such Covenant Compliance Date occurs:

Period	Percentage
September 30, 2009 through March 30, 2010	0.70%
March 31, 2010 and thereafter	0.65%
     (j) Section 5.14 of the Credit Agreement is hereby amended in its entirety to read as follows:

Section 5.14 Maximum Non-Performing Assets.
The Borrower will maintain its ratio of Non-Performing Assets to Primary Equity Capital, expressed as a percentage and determined with respect to the Borrower and its Subsidiaries on a consolidated basis as of each Covenant Compliance Date, at not greater than the applicable percentage set forth below opposite the period in which such Covenant Compliance Date occurs:

Period	Percentage
September 30, 2009 through March 30, 2010	45.0%
March 31, 2010 and thereafter	50.0%
     (k) Paragraphs (a) and (b) of Section 6.4 of the Credit Agreement are hereby amended in their entirety to read as follows:
     (a) The Borrower may declare and pay cash dividends to its Shareholders so long as the aggregate amount of all such cash dividends paid in any period of four consecutive fiscal quarters of the Borrower does not exceed 37.5% of the Net Income of the Borrower and its Subsidiaries (determined on a consolidated basis) during that four-quarter period.
     (b) The Borrower may repurchase or redeem shares of its Capital Stock, so long as the ratio (expressed as a percentage) of (a) the aggregate amount paid by the Borrower and its Subsidiaries for all such Capital Stock so repurchased or redeemed in any period of four consecutive fiscal quarters of the Borrower, less the amount of any cash proceeds received by the Borrower from the sale of Capital Stock during such period, to (b) the consolidated book net worth of the Borrower and its Subsidiaries as of the end of that period, does not exceed the percentage set forth below opposite the period in which such four-quarter period ends:

Period	Percentage
September 30, 2009 through March 30, 2010	2.75%
March 31, 2010 and thereafter	2.25%
     (l) The phrases, “the Commitment Fees payable to a Lender hereunder,” and “or the Commitment Fees payable to a Lender hereunder”, in Section 9.2 of the Credit Agreement are hereby deleted.
     (m) Exhibit B to the Credit Agreement is hereby deleted, and Exhibit A to this Amendment is substituted therefor.
     (n) Exhibit H to the Credit Agreement is hereby deleted, and Exhibit B to this Amendment is substituted therefor.
     3. Waiver of Certain Financial Covenant Defaults. As used in this Section 3, “Specified Defaults” means the breaches described below, and any Event of Default arising under Section 7.1(c) or 7.1(d) of the Credit Agreement on account of any such breach:
     (a) Section 5.12 of the Credit Agreement (prior to the amendment set forth above) required that the Borrower maintain its allowance for loan and lease losses, determined for the

Borrower and its Subsidiaries on a consolidated basis, at not less than 85% of Non-Performing Loans for the period from June 30, 2009 through September 29, 2009. In fact, the Borrower was in breach of this Section as of June 30, 2009.
     (b) Section 5.13 of the Credit Agreement (prior to the amendment set forth above) required that the Borrower maintain its Return on Assets, determined as of each Covenant Compliance Date, at not less than 1.00%. In fact, the Borrower was in breach of this Section as of June 30, 2009.
     (c) Section 5.14 of the Credit Agreement (prior to the amendment set forth above) required that the Borrower maintain its ratio of Non-Performing Assets to Primary Equity Capital, expressed as a percentage and determined on a consolidated basis as of the end of each calendar quarter, at not less than 17.5% as of March 31, 2009, and not less than 15% as of June 30, 2009. In fact, the Borrower was in breach of this Section as of March 31, 2009 and June 30, 2009.
     (d) The Borrower has made certain Restricted Payments that, solely because of the Events of Default described in paragraph (a) through (c) above, constitute a breach of Section 6.4 of the Credit Agreement. The amount, date, and nature of each such Restricted Payment are set forth in Exhibit C to this Amendment.
The Lenders entering into this Amendment hereby waive the Specified Defaults. This waiver shall be effective only in this specific instance and for the specific purpose for which it is given, and this waiver shall not entitle the Borrower to any other or further waiver in any similar or other circumstances.
     4. Release. The Borrower, for itself and on behalf of each of its Subsidiaries, hereby absolutely and unconditionally releases and forever discharges the Administrative Agent and the Lenders, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description arising out of or in any way related to the transactions evidenced or contemplated by the Loan Documents, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower or any of its Subsidiaries has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.
     5. Waiver and Amendment Fee. On the date hereof, the Borrower shall pay the Administrative Agent, for the ratable benefit of each Lender that has executed and delivered this Amendment prior to 10:00 a.m. (Central time) on the date hereof (each, a “Consenting Lender”), a waiver and amendment fee in an amount equal to 0.40% of each Consenting Lender’s Term Credit Exposure as of the date hereof. Such fee shall be deemed fully earned by the Consenting Lenders on the date hereof by their entering into this Amendment, whether or not the conditions set forth in Section 8 of this Amendment are satisfied.
     6. Margin. Notwithstanding any other provision of the Credit Agreement or this Amendment, for the period commencing on the date hereof and continuing to the date the Administrative Agent receives the financial statements and related officer’s certificates specified in Section 5.1(b) of the Credit Agreement demonstrating the financial performance of the Borrower and its Subsidiaries for the fiscal quarter ending December 31, 2009, the applicable Margins shall be determined as if Level III Status were in effect.

     7. Representations and Warranties. The Borrower hereby represents and warrants to the Administrative Agent and the Lenders as follows:
     (a) The Borrower has all requisite power and authority, corporate or otherwise, to execute and deliver this Amendment and to perform all of its obligations under this Amendment and the Credit Agreement as amended hereby. This Amendment has been duly and validly executed and delivered to the Administrative Agent by the Borrower, and this Amendment and the Credit Agreement as amended hereby constitute the Borrower’s legal, valid and binding obligations enforceable in accordance with their terms.
     (b) The execution, delivery and performance by the Borrower of this Amendment, and the performance of all of the Borrower’s obligations under the Credit Agreement as amended hereby, have been duly authorized by all necessary corporate or partnership action and do not and will not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate the Organizational Documents of the Borrower or any Subsidiary, or any provision of any law, rule, regulation or order presently in effect having applicability to the Borrower or any Subsidiary, or (iii) result in a breach of or constitute a default under any indenture or agreement to which the Borrower or any Subsidiary is a party or by which the Borrower or any Subsidiary or any properties of the Borrower or any Subsidiary may be bound or affected.
     (c) All of the representations and warranties contained in Article IV of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date, and except that i_TECH Corporation, which is set forth in Schedule 4.4 to the Credit Agreement as a Subsidiary of the Borrower, is no longer a Subsidiary of the Borrower.
     8. Conditions. The amendments set forth in Section 2 and the waiver set forth in Section 3 shall be effective only if the Administrative Agent has received (or waived the receipt of), on or before the date hereof (or such later date as the Administrative Agent may agree to in writing), each of the following, each in form and substance satisfactory to the Administrative Agent:
     (a) This Amendment, duly executed by the Borrower and the Required Lenders.
     (b) The fee set forth in Section 5 of this Amendment.
     (c) The Commitment Fee (as defined prior to the amendment set forth above) payable for the period from September 1, 2009 through the effective date hereof.
     (d) A certificate of the secretary or other appropriate officer of the Borrower (i) certifying that the execution, delivery and performance of this Amendment, and the performance of the Credit Agreement as amended hereby, have been duly approved by all necessary action of the board of directors of the Borrower, and attaching true and correct copies of the applicable resolutions granting such approval, (ii) certifying that there have been no amendments to or restatements of the Organizational Documents of the Borrower as furnished to the Administrative Agent in connection with the execution and delivery of the Credit Agreement, other than those that may be attached to the certificate, and (iii) certifying the names of the officers of the Borrower that are authorized to sign this Amendment, together with the true signatures of such officers.
     (e) A signed copy of an opinion of counsel for the Borrower, addressed to the Administrative Agent and the Lenders, confirming the matters set forth in Section 7 of this

Amendment (other than paragraph (c) thereof), and such other matters as the Administrative Agent or any Lender may require.
     9. Effective Date. Notwithstanding the date of this Agreement, upon satisfaction of the conditions set forth in Section 8, the amendments to Sections 5.9, 5.12, 5.13 and 5.14 of the Credit Agreement set forth in paragraphs (g), (h), (i) and (j) of Section 2, and the amendments to the definitions of “Non-Performing Loans” and “Primary Equity Capital” in paragraph (a) of Section 2, shall be deemed to have become effective as of September 30, 2009.
     10. Miscellaneous. The Borrower shall pay all costs and expenses of the Administrative Agent, including attorneys’ fees, incurred in connection with the drafting and preparation of this Amendment and any related documents. Except as amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts of this Amendment, taken together, shall constitute but one and the same instrument. This Amendment shall be governed by the substantive law of the State of Minnesota.
Signature pages follow

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

FIRST INTERSTATE BANCSYSTEM, INC.
By:	/s/ TERRILL R. MOORE
	Name:	Terrill R. Moore
	Title:	Executive Vice President and Chief Financial Officer

Signature page to Second Amendment to First Interstate BancSystem, Inc. Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and Lender
By:	/s/ CYNTHIA M. SPAGNOLA
	Name:	Cynthia M. Spagnola
	Title:	VP

Signature page to Second Amendment to First Interstate BancSystem, Inc. Credit Agreement

U.S. BANK, NATIONAL ASSOCIATION
By:	/s/ MORGAN C. FARMER
	Name:	Morgan C. Farmer
	Title:	Vice President

Signature page to Second Amendment to First Interstate BancSystem, Inc. Credit Agreement

FIRST TENNESSEE BANK, NATIONAL ASSOCIATION
By:	/s/ WADE RHEA
	Name:	Wade Rhea
	Title:	Vice President

Signature page to Second Amendment to First Interstate BancSystem, Inc. Credit Agreement

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
By:	/s/ TIM FRANZEN
	Name:	Tim Franzen
	Title:	VP

Signature page to Second Amendment to First Interstate BancSystem, Inc. Credit Agreement

Exhibit A
(Exhibit B to the Credit Agreement)
Pricing Grid

		LIBO Rate	Floating Rate
Level	Summary Criteria (Ratio of Non-Performing Assets to Primary Equity Capital)	Margin	Margin
I	< 20%	2.50%	1.00%
II	≥ 20% < 25%	3.00%	1.50%
III	≥ 25% < 35%	3.50%	2.00%
IV	≥ 35% < 45%	3.75%	2.25%
V	≥ 45%	4.00%	2.50%
     “Level I Status” exists if, as of the date of determination, the Ratio of Non-Performing Assets of the Borrower and its Subsidiaries to Primary Equity Capital of the Borrower and its Subsidiaries is less than 20%.
     “Level II Status” exists if, as of the date of determination, the Ratio of Non-Performing Assets of the Borrower and its Subsidiaries to Primary Equity Capital of the Borrower and its Subsidiaries is 20% or greater, but less than 25%.
     “Level III Status” exists if, as of the date of determination, the Ratio of Non-Performing Assets of the Borrower and its Subsidiaries to Primary Equity Capital of the Borrower and its Subsidiaries is 25% or greater, but less than 35%.
     “Level IV Status” exists if, as of the date of determination, the Ratio of Non-Performing Assets of the Borrower and its Subsidiaries to Primary Equity Capital of the Borrower and its Subsidiaries is 35% or greater, but less than 45%.
     “Level V Status” exists if, as of the date of determination, the Ratio of Non-Performing Assets of the Borrower and its Subsidiaries to Primary Equity Capital of the Borrower and its Subsidiaries is 45% or greater.

A-1

Exhibit B
(Exhibit H to the Credit Agreement)
Certificate of Officer as to Financial Statements
____________, ___
TO: Wells Fargo Bank, National Association, as Administrative Agent
       MAC C7301-02E
       2nd Floor
       1740 Broadway
       Denver, CO 80274-0001
       Attention: Cynthia M Spagnola
RE: Financial Statements — First Interstate BancSystem, Inc. (the “Borrower”)
          We refer to that certain Credit Agreement dated January 10, 2008 (as amended, supplemented or otherwise modified to date, the “Credit Agreement”) among First Interstate BancSystem, Inc., certain Lenders from time to time party thereto (the “Lenders”) and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders. Capitalized terms used herein but not otherwise defined shall have the same meanings assigned to them in the Credit Agreement.
          I hereby certify on behalf of the Borrower as follows:
1.	We are the duly qualified and acting chief financial officer and _________of the Borrower. We are familiar with the financial statements and financial affairs of the Borrower and its Subsidiaries and are authorized to execute this Certificate on behalf of the Borrower.

2.	Pursuant to Section 5.1 of the Credit Agreement, attached are the required [audited financial statements of the Borrower and its Subsidiaries prepared by _______________as of and for the fiscal year ended _________ ___, 20___/unaudited financial statements of the Borrower and its Subsidiaries as of and for the fiscal quarter ended _________, ___][1] (the “Applicable Covenant Computation Date”). Such financial statements have been prepared in accordance with GAAP, fairly present the financial condition of the Borrower and its Subsidiaries as of such date and the results of the operations of the Borrower and its Subsidiaries for the period then ended, prepared on a consolidated basis, [subject to year-end adjustments and footnotes,][2] and conform to the applicable requirements of Section 5.1 of the Credit Agreement.

3.	The Borrower has obtained no knowledge of any Default or Event of Default, except as specifically stated on an attachment hereto (if any).

[1]	Include appropriate alternative text.

[2]	Include bracketed text with respect to unaudited interim statements.

4.	The computations attached hereto in Annex I set forth the Borrower’s compliance or non-compliance with the requirements set forth in the Financial Covenants as of the Applicable Covenant Computation Date. Such computations have been prepared from, and on a basis consistent with, the financial statements attached hereto.

5.	As of the Applicable Covenant Computation Date, the ratio of Non-Performing Assets of the Borrower and its Subsidiaries to Primary Equity Capital of the Borrower and its Subsidiaries was ___%, and the Status of the Borrower was accordingly Level ___.

FIRST INTERSTATE BANCSYSTEM, INC.
By:
Name:
Title:

Annex I to
Exhibit H [to the Credit Agreement]
Financial Covenant Calculations

Section	Covenant	Tested Person(s)	Actual	Required
5.8	Double Leverage Ratio	Borrower	____________	≤ 1.25:1
5.9	Total Risk-Based Capital Ratio	Borrower and Subsidiaries (consolidated)	____________	≥ 11.75%
		FIB	____________	≥ 10%
5.10	Tier 1 Risk-Based Capital Ratio	Borrower and Subsidiaries (consolidated)	____________	≥ 6%
		FIB	____________	≥ 6%
5.11	Tier 1 Leverage Ratio	Borrower and Subsidiaries (consolidated)	____________	≥ 5%
		FIB	____________	≥ 5%
5.12	Allowance for Loan and Lease Losses (as percentage of Non-Performing Loans)	Borrower and Subsidiaries (consolidated)	____________	≥ 60%
5.13	Return on Assets	Borrower and Subsidiaries(consolidated)	____________	On or before 3/30/10: ≥ 0.70% Thereafter: ≥ 0.65%
5.14	Non-Performing Assets to Equity Capital	Borrower and Subsidiaries(consolidated)	____________	On or before 3/30/10: ≤ 45% Thereafter: ≤ 50%

Exhibit C
Restricted Payments

First Quarter Common Dividend (paid 4/07/2009)	$3,522,836.25
Second Quarter Common Dividend (paid 7/07/2009)	$3,513,986.10
First Quarter Preferred Dividend (paid 03/31/2009)	$834,375.00
Second Quarter Preferred Dividend (paid 06/30/2009)	$853,125.00

Fourth Quarter 2008 Common Stock Redemptions (paid 4/03/09 to 4/14/09)	$1,075,333.00
First Quarter Common Stock Redemptions (paid from 6/03/09 to 06/18/09)	$625,677.00
Second Quarter Common Stock Redemptions (paid from 9/01/09 to 09/09/09)	$2,212,320.00

Trust Preferred Payments (paid 4/01/09)	$515,520.14
Trust Preferred Payments (paid 6/12/09)	$623,957.00
Trust Preferred Payments (paid 7/01/09)	$505,094.14
Trust Preferred Payments (paid 9/14/09)	$625,200.00

First Interstate Bank Dividends Paid to Parent Company:
First Quarter Dividend (paid 4/01/09)	$7,500,000.00
Second Quarter Dividend (paid 7/01/09)	$10,000,000.00

First Western Bank Sturgis Dividends Paid to Parent Company:
First Quarter Dividend (paid 4/01/09)	$750,000.00
Second Quarter Dividend (paid 7/01/09)	$750,000.00

C-1